Exhibit 10.5

COLLEGE TONIGHT, INC.

6380 Wilshire Blvd., Suite 1020

Los Angeles, CA 90048

As of June 18, 2007

Mr. Zachary Suchin

19621 Greenbriar Dr.

Tarzana, CA 91356

Re:

Employment

Dear Zach:

The following when signed by you and College Tonight, Inc. (“Company”) shall constitute an agreement:

1.

Term

The term of this agreement shall commence June 18, 2007 and end June 30, 2010 (the "Term").

2.

Services:

(a)

During the Term, Company shall employ you and you shall render services exclusively for Company.

(b)

You shall be based at Company’s office in the Los Angeles metro area and shall travel to render your services, from time to time, at Company’s direction.

(c)

Your title shall be President and Chief Executive Officer and you shall render such services customarily provided by a president and chief executive officer of a corporation, as well as such other services reasonably required by Company from time to time during the Term.

3.

Compensation

(a)

During the Term, Company shall pay you the sum of One Hundred Thousand Dollars ($100,000.00) per annum payable bi-weekly.

(b)

In addition to the salary provided for in 3.(a), above, you shall be eligible during the Term to participate in any Company bonus plan developed for the Company.

4.

Expenses

(a)  You will be reimbursed for all reasonable expenses incurred by you in connection with the conduct of Company’s business upon presentation of evidence of such expenditures, and in accordance with Company’s policies and procedures. You will be provided additional perquisites, if any, as determined by the Company.

(b)  Company shall reimburse you for up to $250.00 per month (the “Insurance Benefit”) for medical/health insurance premiums paid by you to a recognized health insurer (an “Insurer”). The Insurance Benefit maximum amount shall be increased by ten percent (10%) for each year of the Term on a cumulative basis. Payment of the Insurance Benefit shall be made within ten (10) days after providing to Company evidence of such payment to the Insurer. Acceptable evidence shall include a copy of the payment stub from the Insurer for the applicable reimbursement sought by you. Other than as set forth in this subparagraph 4(b), Company shall have no liability or obligation to provide employer-provided health insurance to you during the Term. If the Company adopts a health insurance benefit on behalf of its employees, Company shall provide such benefit to you and you shall be required to accept such benefit if reasonably comparable to the coverage provided by the Insurer.

5.

Termination of Employment

(a)

Death.  In the event of your death during the Term, your salary will be paid to your designated beneficiary, and in the absence of such designation, to your estate or other legal representatives, to the end of the month in which death occurs.  Rights and benefits under employee benefit plans and programs of the Company, including life insurance, will be determined in accordance with the terms and conditions of such plans and programs.

(b)

Disability.  Subject to any disability plan the Company establishes, in the event your employment terminates due to disability, you will be entitled to compensation at the rate and pursuant to the rules and regulations established by California State Disability Insurance.

(c)

Other.  Company shall be entitled to terminate this agreement at any time, effective upon written notice to you, subject to the applicable provisions of 5.(c)(i) or 5.(c)(ii) below.

(i)

Termination Other Than for Cause

In the event Company terminates your employment hereunder other than for cause, you shall be entitled to continued payments equal in amount to your salary payments provided for in 3.(a), above (hereinafter, “Post-Termination Payments”), payable in the same manner as such compensation was paid prior to termination, for the longer of the balance of the Term or one (1) year.

(ii)

Termination by the Company for Cause

(A)  In the event Company terminates your employment for

cause, there will be no Post-Termination Payments.

(B)  For purposes of this agreement “for cause” shall

 mean any of:

(I) gross default, gross misconduct, fraud,

embezzlement, or any substantial breach of any of the covenants herein;

(II)  the immoderate use of alcohol on a habitual

basis on the Company’s premises or while engaged in any business related function or which adversely affects your ability to perform services hereunder;

(III)  the illegal use of narcotics or drugs on the

Company’s premises or while engaged in any business related function which adversely affects your ability to perform services hereunder;

(IV)  absence from the business and affairs of the

Company for any unreasonable period of time, without leave; or

(V)  the willful or habitual disobedience or neglect

of any of the reasonable orders or directions of the Company’s Board of Directors.

(iii)  After termination pursuant to 5.(c), you shall no longer be eligible to participate in any Company-provided benefits, except that any vested rights you may have had prior to such termination in any capital accumulation plans shall be as set forth in such plans, nor shall you have any further obligations to Company other than as specifically set forth in this Agreement.

(d)

Renewal

(i)  No later than ninety (90) days before the end of the Term, Company shall notify you whether it will negotiate a renewal agreement (the “Renewal Notice”).

(ii)  If for any reason Company does not send the Renewal Notice, you shall have no further liability or obligation to Company after the Term, except as set forth in subparagraph 7 below, and shall have the right to seek other employment during the then balance of the Term.

(iii)  In the event Company sends a Renewal Notice to you, and you elect to do so, you and Company shall negotiate in good faith the terms and conditions that may apply to such a renewal agreement.

(iv)  If no Renewal Notice is sent or you and Company are unable to successfully conclude the negotiation specified in subparagraph 5(d)(iii) above, by the end of the Term, Company shall pay you Post-Termination payments for a period of one (1) year after the end of the Term in accordance with and subject to the subparagraph 5(c)(i)(B) above.

6.

Non-Competition

During the Term, and in the event of any termination by the Company other than for cause, then for so long as you receive Post-Termination Payments hereunder you shall not render services for, serve as a director of or hold more than five percent (5%) of the ownership of any other corporation, limited liability company, partnership or other enterprise or venture, or any subsidiary, affiliate or division of any of the foregoing, whose business is the operation of a social networking website.

7.

Confidential Information

You acknowledge and agree that in connection with your services rendered hereunder, you shall have access to confidential and proprietary information of the Company, its affiliates and other third parties who have entrusted the Company with such information (“Confidential Information”) and that you shall maintain the Confidential Information in the strictest of confidence and shall not use (except in furtherance of your services hereunder) or disclose any Confidential Information, directly or indirectly, in whole or in part, to any third person. Confidential Information shall include, the non public information, trade secrets, ideas, formulae, technical data, financial information, employee benefit plans, supplier, customer, and distributor identities and arrangements, corporate practices, procedures and other data owned or used by it, which, together with all photographs, copies, reproductions, extractions, tracings, outlines, paraphrasing, bulletins, memoranda, manuals, records, summaries, letters, books and notes in which the same may be embodied, that is owned, used, obtained or maintained by the Company or its affiliates which provides an advantage over competitors who do not know or use Confidential Information. You shall have the right to disclose Confidential Information in the proper conduct of the Company’s business; and to your accountants or attorneys in the normal course of your financial and tax planning, or to the extent necessary to comply with law or valid order of a court or governmental agency of competent jurisdiction, in which event you shall so notify Company as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information.

Confidential Information shall not include (a) information which is in the public domain from a source other than if it was received pursuant to this Agreement; or (b) information approved for release by written authorization of the Company; or (c) information which you rightfully acquire from a third party having a right to disclose the same; or (d) information rightfully known to you prior to receipt of the Confidential Information from the Company; or (e) information developed by you without the use or reliance on any Company Confidential Information or the use of any company equipment, tools or assets.

8.

Withholding

Anything to the contrary notwithstanding, all payments required to be made by Company hereunder to you or your estate or beneficiaries, shall be subject to the withholding of such amounts relating to taxes as Company may reasonably determine, after consultation with you, Company should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting Company’s responsibilities to withhold have been satisfied.

9.

Notices

Any notices, requests, demands or other communications provided for by this Agreement shall be in writing and shall be sufficiently given when and if mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by personal delivery to the party entitled thereto at the applicable address stated above or at such changed address as the addressee may have given by similar notice.

10.

Assignment

Except as herein expressly provided, your and Company’s respective rights and obligations under this Agreement shall not be assigned by either party without the written consent of the other party, provided that Company shall not be required to obtain consent to assign this Agreement to any person, firm or entity which acquires all or substantially all [i.e., more than fifty percent (50%)] of the stock or assets of the Company, and you hereby consent to such assignment.  This Agreement shall inure to the benefit of and be binding upon you and Company, and Company’s permitted successors or assigns, including, in the case of the Company, any other corporation or entity with which the Company may be merged or otherwise combined or which may acquire the Company, its assets in whole or in substantial part or the assets or business of the Company’s program services, and, in your case, your estate or other legal representative.  Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.

Applicable Law

The Agreement shall be deemed a contract and employment agreement under, and for all purposes shall be construed in accordance with the laws of the State of California, without regard to the conflict of laws rules thereof.

12.

Amendment or Modification; Waiver

No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by Company, agreed to in writing, and signed by you and by an officer, other than you, of the Company thereunto duly authorized.  Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

13.

Severability

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

If the foregoing is acceptable, please sign in the space provided below.

Thank you for your cooperation.

Very truly yours,

COLLEGE TONIGHT, INC.

/s/ Jason A. Schutzbank

/s/ Zachary Suchin

By:______________________

__________________________

JASON A. SCHUTZBANK

ZACHARY SUCHIN

A0042703.RTF6

College Tonight

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